Exhibit 99.1

Amplify Snack Brands, Inc. Reports Third Quarter 2017 Financial Results

Net Sales of $95 million for Third Quarter, a 40% Increase Over Prior Year

Third Quarter Organic Net Sales Growth of Over 9%

Company Revises Full Year Fiscal 2017 Outlook

Austin, Texas – November 7, 2017 – Amplify Snack Brands, Inc. (“Amplify” or the “Company”) (NYSE:BETR), a leading marketer and manufacturer of branded better-for-you snack food products, today reported financial results for the 13 and 39 weeks ended September 30, 2017.

13 Weeks Ended September 30, 2017 Highlights

•	Net sales were $94.9 million, an increase of 39.5% year-over-year

•	Organic net sales increase of 9.4% year-over-year

•	Gross profit was $35.9 million, representing 37.9% of net sales

•	Net income was $0.7 million, or $0.01 per fully diluted share

•	Adjusted net income (non-GAAP) was $5.0 million, or $0.07 per fully diluted share

•	Adjusted EBITDA (non-GAAP) was $20.9 million, representing 22.0% of net sales

39 Weeks Ended September 30, 2017 Highlights

•	Net sales were $283.1 million, an increase of 55.4% year-over-year

•	Organic net sales increase of 8.6% year-over-year

•	Gross profit was $109.7 million, representing 38.8% of net sales

•	Net income was $2.4 million, or $0.03 per fully diluted share

•	Adjusted net income (non-GAAP) was $15.3 million, or $0.20 per fully diluted share

•	Adjusted EBITDA (non-GAAP) was $63.6 million, representing 22.5% of net sales

“During the quarter, we continued to drive strong growth and profitability and, while our quarterly results did not meet our expectations, we made good progress on our strategic initiatives across our business and believe we are well positioned for the future,” said Tom Ennis, Amplify’s President and Chief Executive Officer. “In the face of a difficult environment in food retail, we believe we can be a trusted partner for our customers to help drive growth as we deepen our strategic relationships with them. During the quarter, we continued to make key investments in our leading better-for-you brands increasing consumer engagement initiatives, adding talented team members, executing against our operational improvement and cost reduction initiatives and enhancing our systems and processes to support strong future growth and profitability. Furthermore, our brands continue to perform well and we are particularly encouraged by the performance of our new product innovations. Looking ahead, we remain excited about the significant potential of our portfolio of brands and believe we have the right people, processes and plans to achieve the growth and profitability we know we are capable of over the next several years.”

13 Weeks Ended September 30, 2017

Net sales for the 13 weeks ended September 30, 2017 increased 39.5% to $94.9 million compared to $68.0 million for the three months ended September 30, 2016. The increase in net sales primarily reflects the addition of Tyrrells’ international portfolio of brands, which the Company did not own for the full quarter of the prior year period, and growth from our SkinnyPop brand. On an organic basis the company grew net sales by 9.4% for the period. Foreign currency exchange had an immaterial impact on the Company’s operating results for the 13 weeks ended September 30, 2017.

Gross profit was $35.9 million for the 13 weeks ended September 30, 2017, or 37.9% of net sales, compared to $32.3 million, or 47.6% of net sales for the three months ended September 30, 2016. The decrease in gross margin percentage for the 13 weeks ended September 30, 2017 was primarily due to the acquisition of Tyrrells, increased promotional activity and to a lesser extent increased net sales mix from the Oatmega and Paqui brands and new SkinnyPop innovation, all of which have lower gross margin profiles than the SkinnyPop ready-to-eat products.

SG&A was $20.5 million for the 13 weeks ended September 30, 2017 as compared to $24.9 million for the three months ended September 30, 2016. Net income was $0.7 million, or $0.01 per fully diluted share, for the 13 weeks ended September 30, 2017 as compared to net income of $1.6 million, or $0.02 per fully diluted share, for the three months ended September 30, 2016. Adjusted net income, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $5.0 million, or $0.07 per fully diluted share, for the 13 weeks ended September 30, 2017 as compared to adjusted net income of $9.0 million for the three months ended September 30, 2016, or $0.12 per fully diluted share.

Adjusted EBITDA, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 3.7% to $20.9 million for the 13 weeks ended September 30, 2017 from $20.1 million for the three months ended September 30, 2016, primarily reflecting higher net sales and gross profit, partially offset by higher Adjusted SG&A (non-GAAP). As a percentage of net sales, Adjusted EBITDA was 22.0% for the 13 weeks ended September 30, 2017 as compared to 29.6% in the three months ended September 30, 2016. The decrease in Adjusted EBITDA as a percentage of net sales was primarily due to the addition of Tyrrells and strategic investments in consumer marketing activities to drive brand awareness and trial, as well as investments in infrastructure and personnel.

39 Weeks Ended September 30, 2017

Net sales for the 39 weeks ended September 30, 2017 increased 55.4% to $283.1 million, compared to $182.2 million for the nine months ended September 30, 2016. The increase in net sales reflects the addition of Oatmega and Tyrrells’ international portfolio of brands, which the Company did not own during the full prior year period, strong growth from SkinnyPop product innovation, as well as new distribution and increased velocity of the Paqui brand.

Gross profit for the 39 weeks ended September 30, 2017 increased $16.4 million to $109.7 million, or 38.8% of net sales, compared to $93.3 million, or 51.2% of net sales for the nine months ended September 30, 2016. The decrease in gross margin percentage for the 39 weeks ended September 30, 2017 was primarily due to the acquisition of Tyrrells and increased promotional activity as compared to the prior year period. To a lesser extent, gross margin was impacted by the increased net sales mix from the Oatmega and Paqui brands, and new SkinnyPop innovation, all of which have lower gross margin profiles than the SkinnyPop ready-to-eat products.

SG&A was $63.3 million for the 39 weeks ended September 30, 2017 as compared to $50.2 million for the nine months ended September 30, 2016. Net income was $2.4 million, or $0.03 per fully diluted share, for the 39 weeks ended September 30, 2017 as compared to net income of $18.8 million, or $0.25 per fully diluted share, for the nine months ended September 30, 2016. Adjusted net income, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $15.3 million, or $0.20 per fully diluted share, based on 76.9 million diluted shares outstanding for the 39 weeks ended September 30, 2017, compared to adjusted net income of $30.4 million for the nine months ended September 30, 2016, or $0.24 per fully diluted share, based on 75.1 million diluted shares outstanding.

Adjusted EBITDA, which is a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 3.5% to $63.6 million for the 39 weeks ended September 30, 2017 from $61.4 million for the nine months ended September 30, 2016, primarily reflecting higher net sales and gross profit, partially offset by higher Adjusted SG&A (non-GAAP). As a percentage of net sales, Adjusted EBITDA was 22.5% for the 39 weeks ended September 30, 2017 as compared to 33.7% in the nine months ended September 30, 2016. The decrease in Adjusted EBITDA as a percentage of net sales was primarily due to the addition of the Tyrrells and Oatmega brands and strategic investments in consumer marketing activities to drive brand awareness and trial, as well as investments in infrastructure and personnel.

Segment Review

North America: For the 13 weeks ended September 30, 2017, North America segment net sales and operating income were $63.5 million and $19.5 million, respectively. This compares with North America segment net sales and operating income of $59.5 million and $19.4 million, respectively for the three months ended September 30, 2016.

For the 39 weeks ended September 30, 2017, North America segment net sales and operating income were $193.2 million and $62.6 million, respectively. This compares to North America segment net sales and operating income of $173.7 million and $61.9 million, respectively for the nine months ended September 30, 2016.

International: For the 13 weeks ended September 30, 2017, International segment net sales and operating income were $31.4 million and $0.3 million, respectively. This compares to International segment net sales and operating income of $8.5 million and $0.6 million, respectively for the three months ended September 30, 2016, during which we acquired the Tyrrells portfolio of brands on September 2, 2016.

For the 39 weeks ended September 30, 2017, International segment net sales and operating loss were $89.9 million and $1.4 million, respectively. This compares to International segment net sales and operating income of $8.5 million and $0.6 million, respectively for the nine months ended September 30, 2016.

Balance Sheet and Cash Flow

As of September 30, 2017, the Company had cash and cash equivalents of $8.3 million and net availability under its $50.0 million revolving line of credit of $40.7 million. Net debt, as defined under the Company’s credit facility, represents outstanding indebtedness less cash and cash equivalents, was $602.1 million as of September 30, 2017, compared to $595.6 million as of July 1, 2017. The increase was primarily attributable to additional capital expenditures during the period to fund growth and cost savings initiatives during the 13 weeks ended September 30, 2017. Amplify’s leverage ratio as calculated under the Company’s credit facility was 6.0x trailing twelve month EBITDA at September 30, 2017. The Company remains committed over the long-term to reducing its net leverage to under 4.5x of Consolidated EBITDA, as defined under the Company’s credit facility.

Outlook

The Company updated its full year 2017 guidance to reflect its year-to-date results and current view on the remainder of the year. For the full year 2017 the Company now expects the following:

•	Net sales of $375 million to $379 million

•	Adjusted EBITDA of $84 million to $86 million

•	Cash and non-cash interest expense of approximately $44 million to $45 million

•	Effective tax rate (non-GAAP) of approximately 38%

•	Adjusted EPS (non-GAAP) of $0.25 to $0.27

•	Fully diluted share count of approximately 77.0 million shares

•	Capital expenditures of $23 million to $25 million

The Company has not reconciled its expected Adjusted EBITDA to net income or Adjusted EPS to earnings per share under “Outlook” because it has not finalized calculations for several factors necessary to provide the reconciliations, including net income and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted, which are included in reported GAAP results, including foreign exchange impacts, mark to market adjustments, and costs related to one-time items that may have significant impact to reported GAAP results.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results today, Tuesday, November 7, 2017 at 3:30 p.m. Central time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial 877-407-9039 from the U.S. International callers can dial 201-689-8470.

In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at http://amplifysnackbrands.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, November 21, 2017, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13671886.

About Amplify Snack Brands, Inc.

Headquartered in Austin, Texas, Amplify Snack Brands is a high growth snack food company focused on developing and marketing products that appeal to consumers’ growing preference for Better-For-You (BFY) snacks. Our brands SkinnyPop®, Tyrrells®, Paqui®, Oatmega®, Lisa’s® Chips, The Wholesome Food CompanyTM, and Thomas ChipmanTM embody our BFY mission of “snacking without compromise” and have amassed a loyal customer base across a wide range of food distribution channels in the United States, United Kingdom, Canada, Europe and Australia. For additional information, please visit: http://amplifysnackbrands.com.

Forward-Looking Statements

This press release contains certain “forward-looking” statements regarding our performance, including in the section titled “Outlook.” “Forward-looking” statements generally relate to future events or our future financial or operating performance. In some cases, you can identify “forward-looking” statements because they contain words such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “could”, “intends”, “target”, “projects”, “contemplates”, “believes”, “estimates”, “forecasts”, “predicts”, “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. “Forward-looking” statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the “forward-looking” statements. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the “forward-looking” statements we make.

The important factors that could cause actual results to differ materially from those in any “forward-looking” statements include, but are not limited to, the following: (i) changes in consumer preferences and discretionary spending may have a material adverse effect on our brand loyalty, net sales, results of operations and financial condition, (ii) we rely on sales to a limited number of distributors and retailers for the substantial majority of our net sales, and the loss of one or more such distributors or retailers may harm our business, (iii) sales of a limited number of SkinnyPop products and flavors contributed all of our historical profitability and cash flow and a reduction in the sale of our SkinnyPop products would have a material adverse effect on our ability to remain profitable and achieve future growth, and (iv) our ability to successfully integrate the Tyrrells business and our other recent acquisitions with our existing operations.

Further information on these and other factors that could affect our financial results and the “forward-looking” statements in this press release are included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (“SEC”) and in other filings we will make with the SEC from time to time, particularly under the caption Risk Factors.

You should not place undue reliance upon “forward-looking” statements as predictions of future events. Amplify has based the “forward-looking” statements contained in this press release on its current expectations and projections about future events and trends that it believes may affect its business, financial condition, results of operations and prospects. The “forward-looking” statements made in this press release relate only to events as of the date on which the statements are made. Amplify undertakes no obligation to publicly update or revise any “forward-looking” statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Non-GAAP Measures

In order to aid understanding of Amplify’s business performance, it has presented results in conformity with accounting principles generally accepted in the United States (“GAAP”) and has also presented Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share, which are non-GAAP measures that are explained and reconciled to the comparable GAAP measures in the tables included in this release.

Management believes that Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Adjusted EBITDA and Adjusted net income are not and should not be considered alternatives to net income or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. These adjustments eliminate certain costs and benefits, including general and administrative costs associated with equity awards granted to certain executive officers, employees and directors in conjunction with their compensation, non-recurring transaction and integration costs related to acquisitions and other investments, and costs related to the hiring of executive officers. The Company’s calculation of Adjusted SG&A, Adjusted EBITDA and Adjusted net income and the corresponding earnings per share may differ from methods used by other companies. Management believes that these non-GAAP measurements are important to help gain an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. We have not reconciled our expected Adjusted EBITDA to net income or Adjusted EPS to earnings per share under “Outlook” because we have not finalized our calculations of several factors necessary to provide the reconciliations, including net income and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of our control and/or cannot be reasonably predicted at this time.

Investors:

Amplify Snack Brands, Inc.

Josh Gittler, 512-640-8377

jgittler@amplifysnacks.com

or

ICR

Katie Turner, 646-277-1228

katie.turner@icrinc.com

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Consolidated Balance Sheets

(in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,311	$10,323
Accounts receivable, net of allowances of $12,849 and $9,261, respectively	45,345	42,852
Inventories	26,960	18,250
Prepaid expenses and other current assets	8,643	7,804

Total current assets	89,259	79,229
Property, plant and equipment, net	68,037	45,884
Other assets:
Goodwill	177,714	151,953
Intangible assets, net	551,218	559,996
Other non-current assets	1,160	1,178

Total assets	$887,388	$838,240

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$48,149	$45,087
Senior term loan- current portion	5,162	5,936
Tax receivable obligation- current portion	7,114	7,114
Notes payable, net- current portion	4,801	991
Other current liabilities	1,211	908

Total current liabilities	66,437	60,036
Long-term liabilities:
Senior term loan, net	570,095	571,576
Revolving credit facility, net	8,417	7,210
Notes payable, net	1,986	6,678
Net deferred tax liabilities	62,752	54,890
Tax receivable obligation	81,905	81,905
Other long-term liabilities	6,612	4,211

Total long-term liabilities	731,767	726,470
Total shareholders’ equity	89,184	51,734

Total liabilities and shareholders’ equity	$887,388	$838,240

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Consolidated Statements of Operations

For the 13 Weeks and 39 Weeks Ended September 30, 2017 and

Three and Nine Months Ended September 30, 2016

(unaudited, in thousands, except share and per share data)

	13 Weeks Ended September 30, 2017	Three Months Ended September 30, 2016	39 Weeks Ended September 30, 2017	Nine Months Ended September 30, 2016
Net sales	$94,864	$67,982	$283,056	$182,193
Cost of sales	58,948	35,646	173,365	88,891

Gross profit	35,916	32,336	109,691	93,302
Operating expenses:
Sales and marketing	10,914	8,903	33,230	22,551
General and administrative	9,594	15,971	30,100	27,688
Loss (gain) on change in fair value of contingent consideration	431	(505)	549	(505)

Total operating expenses	20,939	24,369	63,879	49,734

Operating income	14,977	7,967	45,812	43,568
Interest expense	11,329	5,636	33,307	11,788
Other expense (income), net	102	(3,121)	(789)	(3,121)

Income before income taxes	3,546	5,452	13,294	34,901
Income tax expense	2,872	3,807	10,906	16,086

Net income	$674	$1,645	$2,388	$18,815

Earnings per share:
Basic and diluted	$0.01	$0.02	$0.03	$0.25

Weighted average common shares outstanding:
Basic	76,739,354	75,455,047	76,752,323	75,032,287

Diluted	76,794,326	75,557,760	76,920,915	75,094,446

Amplify Snack Brands, Inc. and Consolidated Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income

(in thousands)

	13 Weeks Ended September 30, 2017	Three Months Ended September 30, 2016	39 Weeks Ended September 30, 2017	Nine Months Ended September 30, 2016
Net income	$674	$1,645	$2,388	$18,815
Non-GAAP adjustments:
Interest expense	11,329	5,636	33,307	11,788
Income tax expense	2,872	3,807	10,906	16,086
Depreciation expense	1,804	539	5,389	814
Amortization of intangible assets	1,827	1,279	5,426	3,433
Equity-based compensation expense	1,152	1,803	2,553	3,972
Loss on exit activity (1)	—	—	190	—
Loss on extinguishment of debt	—	1,100	—	1,100
Loss (gain) on change in fair value of contingent consideration	431	(505)	549	(505)
Foreign currency losses (gains) (2)	224	(4,221)	(859)	(4,221)
Transaction-related expenses:
Acquisition-related expenses (3)	425	9,024	3,003	9,498
Executive recruitment (4)	121	—	700	—
Equity offering-related expenses (5)	—	—	—	615

Adjusted EBITDA	$20,859	$20,107	$63,552	$61,395
Less:
Interest expense	11,329	5,636	33,307	11,788
Depreciation expense	1,804	539	5,389	814

Adjusted net income before taxes	7,726	13,932	24,856	48,793
Adjusted income tax expense	2,695	4,919	9,525	18,418

Adjusted net income	$5,031	$9,013	$15,331	$30,375

Adjusted earnings per share- diluted	$0.07	$0.12	$0.20	$0.24

Weighted average common shares outstanding- diluted	76,794,326	75,557,760	76,920,915	75,094,446

(1)	Represents a loss recorded in connection with our entry into a sublease.
(2)	Foreign currency gains for the three and nine months ended September 30, 2016, include a realized gain of approximately $3.6 million associated with the settlement of a forward currency exchange contract in September 2016, which was entered into in connection with our acquisition of Tyrrells. The remaining foreign currency losses (gains) for all periods presented primarily relate to the remeasurement of intercompany loans.
(3)	Includes severance and integration costs, as well as legal, accounting and consulting fees incurred in connection with corporate M&A-related activities.
(4)	Represents fees paid to help conduct our search for executive leadership and board of director personnel.
(5)	Includes legal, accounting, printing and filing fees paid in connection with the our secondary equity public offering, which closed in May 2016.

Amplify Snack Brands, Inc.

Reconciliation of GAAP Selling and Marketing and General and Administrative (“SG&A”) Expenses

to Adjusted SG&A Expenses

(In thousands)

	13 Weeks Ended September 30, 2017	Three Months Ended September 30, 2016	39 Weeks Ended September 30, 2017	Nine Months Ended September 30, 2016
SG&A	$20,508	$24,874	$63,330	$50,239
Less:
Depreciation expense	(255)	(91)	(758)	(207)
Amortization of intangible assets	(1,827)	(1,279)	(5,426)	(3,433)
Equity-based compensation expense	(1,152)	(1,803)	(2,553)	(3,972)
Transaction-related expenses:
Acquisition-related expenses (1)	(425)	(9,024)	(3,003)	(9,498)
Executive recruitment (2)	(121)	—	(700)	—
Equity offering-related expenses (3)	—	—	—	(615)

Adjusted SG&A	$16,728	$12,677	$50,890	$32,514

(1)	Includes severance and integration costs, as well as legal, accounting and consulting fees incurred in connection with corporate M&A-related activities.
(2)	Represents fees paid to help conduct our search for executive leadership and board of director personnel.
(3)	Includes legal, accounting, printing and filing fees paid in connection with the our secondary equity public offering, which closed in May 2016.